REPURCHASE AGREEMENT

         THIS REPURCHASE AGREEMENT, dated as of May 14, 2003 (this "Agreement"), is made by and between Emeritus Corporation, a Washington corporation (the "Purchaser"), as purchaser, and Merit Partners, LLC, a New York limited liability company (the "Seller"), as seller.

                                   RECITALS

         WHEREAS, Purchaser and Seller entered into a Preferred Stock Purchase Agreement, dated as of October 24, 1997, whereby the Purchaser issued to the Seller 25,000 shares (the "Preferred Shares") of its 9% Cumulative Convertible Exchangeable Redeemable Preferred Stock, par value $0.0001 per share, and the Seller purchased the Preferred Shares for a purchase price of $25,000,000.00; and

         WHEREAS, the Purchaser wishes to be repurchase all of the Preferred Shares and the Seller wishes to sell the Preferred Shares.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                  Section 1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

         "Accrued Dividends" means all of the accrued but unpaid dividends on the Preferred Shares at Closing.

         "Affiliate" means, with respect to any specified Person, (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 50 percent or more of any class of securities of the specified Person or a Person described in clause
(1) of this paragraph, (3) and any relative or spouse of the specified Person or any of the Persons contemplated in this definition.

         "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

         "Control" or "control" means the possession, directly or indirectly, alone or with others, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and "controlling" and "controlled" have meanings correlative thereto.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Financial Advisor Opinion" means an opinion from an independent financial advisor confirming that the transaction provided for herein meets the legal standards imposed by Section 23B.06.400 of the Washington Business Corporation Act.

         "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

         "Law" means any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree of any Governmental Entity.

         "Lien" means any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, proxy, right of any third party, or encumbrance, including, but not limited to, any liens granted by Seller on the Preferred Shares in favor of the Seller's Lender.

         "Person" means any individual, corporation, proprietorship, firm, partnership, limited liability company, limited partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

         "Seller's Lender" means Bank of America or any affiliate thereof.

         "Termination Date" means June 30, 2003.

                  Section 1.2 Other Interpretive Provisions. Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person's successors and assigns and (ii) to any applicable law defined or referred to herein shall be deemed references to such applicable law or any successor applicable law as the same may have been or may be amended or supplemented from time to time.

         (a) When used in this Agreement, the words "herein", "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article", "Section" and "Exhibit" shall refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.

         (b) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

         (c) Any item or list of items set forth following the word "including", "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are "included", such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are "included" are limited to such items or to items similar to such items.

         (d) Captions to Articles, Sections and subsections of, and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

                                  ARTICLE II

                            AGREEMENT TO REPURCHASE

                  Section 2.1 Repurchase. Subject to the terms and conditions of this Agreement, including, but not limited to, the satisfaction or waiver of the conditions to Closing set forth in Section 2.4, the Seller hereby agrees to sell, and the Purchaser hereby agrees to repurchase, the Preferred Shares owned by the Seller on or prior to the Termination Date (the closing of such repurchase, the "Closing" and the date on which the Closing actually occurs, the "Closing Date"), provided that written notice is given by the Purchaser to the Seller fixing the Closing Date not less than three (3) Business Days prior to the proposed Closing Date. The repurchase price for the Preferred Shares shall be equal to Twenty Million Dollars ($20,000,000) in cash (the "Consideration"), which amount less the amount of the Deposit paid pursuant to Section 2.2 shall be paid at the Closing pursuant to Section 2.4(a). For all purposes of this Agreement, the purchase and sale of the Preferred Shares for the Consideration shall include all Accrued Dividends with respect thereto and the completion of the purchase and sale of the Preferred Shares shall extinguish all obligations of Purchaser to pay any Accrued Dividends to Seller.

                  Section 2.2 Deposit. As consideration and inducement for the Seller to agree to sell to the Purchaser the Preferred Shares as contemplated in this Agreement, the Purchaser agrees to pay to the Seller a deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Deposit"). The parties agree that, the Deposit shall be handled in the following manner:

                  (a) In the event the Closing shall fail to occur for any reason other than (i) Seller's breach of this Agreement which is not cured within five (5) days after Seller's receipt of written notice from Purchaser setting forth in reasonable detail the nature of such breach or (ii) the failure of any of the conditions to closing set forth in Section 2.4(b)(i),
(ii), (iv) or (vi) to be satisfied or waived by Purchaser, the Deposit shall be forfeited by Purchaser to the Seller, shall be retained by Seller as its sole and exclusive remedy for the failure of the Closing to have occurred and/or for any breaches of this Agreement by the Purchaser and, at the discretion of the Purchaser set forth in writing to Seller at any time after the date of such forfeiture, the amount so forfeited by Purchaser and retained by Seller shall be applied to any amounts of Accrued Dividends then outstanding;

                  (b) In the event the Closing shall fail to occur as a result of (i) Seller's breach of this Agreement which is not cured within five (5) days after Seller's receipt of written notice from Purchaser setting forth in reasonable detail the nature of such breach or (ii) the failure of any of the conditions to closing set forth in Section 2.4(b)(i), (ii), (iv) or (vi) to be satisfied or waived by Purchaser, the Deposit shall be returned by Seller to Purchaser within two (2) Business Days after Seller's receipt of a written demand therefor from Purchaser; and

                  (c) In the event of the Closing of the transaction provided for herein, the Deposit shall be applied against the Consideration due at Closing.

                  Section 2.3 Closing. Unless otherwise agreed by the Seller and the Purchaser and subject to the satisfaction or waiver of the conditions to closing set forth in Section 2.4, the Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m., local time, on the Closing Date.

                  Section 2.4 Conditions to Closing. The Closing shall be subject to the following:

                  (a) The obligations of the Seller to closing the transaction provided for in this Agreement shall be subject to the following conditions, any one or all which may be waived by the Seller:

                  (i) the Purchaser shall have delivered to the Seller by wire transfer to the bank account designated in writing by the Seller on or prior to the Closing Date, immediately available funds in an amount equal to the Consideration, less the amount of the Deposit made pursuant to Section 2.2,

                  (ii) the representations and warranties of Purchaser set forth herein shall be true and correct in all material respects as of the Closing Date and Purchaser shall have delivered to Seller at Closing a certificate signed by a duly elected and acting officer of Purchaser confirming the same in writing, and

                  (iii) the Purchaser shall have delivered to the Seller an opinion of counsel from Perkins Coie, LLP and The Nathanson Group PLLC, as outside counsel to Purchaser, addressed to the Seller, in substantially the form attached hereto as Exhibit B.

                  (b) The obligations of the Purchaser shall be subject to the following conditions, any one or all of which may be waived by the Purchaser:

                  (i) the Seller shall have delivered to the Purchaser the certificate(s) representing the Preferred Shares, each such certificate to be duly and validly endorsed in favor of the Purchaser,

                  (ii) the representations and warranties of the Seller set forth herein shall be true and correct in all material respects as of the Closing Date and Seller shall have delivered to Purchaser at Closing a certificate signed by a duly elected and acting officer of Seller's Managing Member confirming the same in writing,

                  (iii) the Purchaser shall have obtained the Financial Advisor Opinion and the board of directors of Purchaser shall have made the determinations required by Section 23B.06.400 of the Washington Business Corporation Act with respect to the transaction provided for herein and shall have approved the transaction provided for herein,

                  (iv) the Seller shall have delivered to the Purchaser an opinion of counsel from Skadden, Arps, Slate, Meagher & Flom LLP addressed to Purchaser, in substantially the form attached hereto as Exhibit A.

                  (v) the Purchaser shall have consummated the transaction with Health Care REIT, Inc. and certain affiliates thereof related to the sale/leaseback of seven facilities in Virginia, Connecticut, Massachusetts, Washington, Mississippi and Kentucky and a related subordinated loan, the proceeds of which shall be used to pay the Consideration, and

                  (vi) the Seller shall have delivered to the Purchaser the resignation of David Hamamoto from the Board of Directors of Purchaser.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

         The Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on such dates), as follows:

                  Section 3.1 Authorization; Execution. The execution and delivery of this Agreement and the sale of the Preferred Shares have been duly and properly authorized by the Seller by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and none of the sale of the Preferred Shares to be sold hereunder, or the execution and delivery by the Seller of and performance by the Seller of this Agreement and of any other documents contemplated hereby conflicts with Seller's Certificate of Formation or Operating Agreement or any law, regulation or court order applicable to it or any other agreement to which it is subject.

                  Section 3.2 Consents; Governmental Approvals. No consent or approval of any person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any Governmental Entity is required to be obtained or made by or on behalf of the Seller in connection with the sale of the Preferred Shares provided hereunder, or the execution, delivery or performance of any other documents or the completion of the transaction contemplated hereby, except for any such approvals as have been duly obtained or any pre or post Closing filings that may be required to be made under the Exchange Act. In furtherance and not in limitation of the foregoing, attached hereto as Exhibit C is the duly executed consent of Seller's Lender confirming that it has consented to the transaction provided for herein and that, at Closing and subject to the payment at Closing of the Consideration by Purchaser, it will release all of its Liens on the Preferred Shares.

                  Section 3.3 Binding Effect. This Agreement, and each of the other documents to be executed by the Seller hereunder, is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with, and subject to the terms and conditions hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or limitations on the availability of equitable remedies and except as rights to indemnification and contribution may be limited under federal and state securities laws.

                  Section 3.4 Ownership of Preferred Shares. The Seller owns (legally and beneficially) the Preferred Shares and at the Closing will deliver the Preferred Shares free and clear of any and all Liens.

                  Section 3.5 Brokers. Neither the Seller nor any of its Affiliates has used any broker or finder in connection with the transaction contemplated hereby, and neither the Purchaser nor any Affiliate of the Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by any of the Seller or any of its Affiliates in connection with the transaction contemplated by this Agreement.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

         The Purchaser represents and warrant to the Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on such date), as follows:

                  Section 4.1 Authorization; Execution. The execution and delivery of this Agreement, the payment of the Deposit and subject to the satisfaction of the conditions to Closing set forth in Section 2.4(b)(iii), the repurchase of the Preferred Shares have been duly and properly authorized by the Purchaser by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, none of the payment of the Deposit and subject to the satisfaction of the conditions to Closing set forth in Section 2.4(b)(iii), the repurchase of the Preferred Shares at Closing pursuant to this Agreement, nor the execution and delivery by the Purchaser of and performance by the Purchaser of this Agreement or of any other documents contemplated hereby, conflicts with Purchaser's Articles of Incorporation or Bylaws any law, regulation or court order applicable to it or any other agreement to which it is subject.

                  Section 4.2 Consents; Governmental Approvals. No consent or approval of any person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any Governmental Entity is required to be obtained or made by or on behalf of the Purchaser in connection with (i) the execution of this Agreement or the payment of the Deposit or, (ii) the repurchase of the Preferred Shares provided herein, as well as the execution, delivery or performance of any other documents or the completion of the transaction contemplated hereunder, except for (A) in the case of clause (i), any such approvals as have been duly obtained and (B) in the case of clause (ii) the approval of Purchaser's Board of Directors, as described more fully in Section 2.4(b)(iii),and (C) in the case of clauses (i) and (ii) any pre-Closing or post-Closing filings that may be required to be made under the Exchange Act.

                  Section 4.3 Binding Effect. This Agreement, and each of the other documents to be executed by the Purchaser hereunder, is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with, and subject to the terms and conditions hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or limitations on the availability of equitable remedies and except as rights to indemnification and contribution may be limited under federal and state securities laws.

                  Section 4.4 Brokers. Neither the Purchaser nor any of its Affiliates has used any broker or finder in connection with the transaction contemplated hereby, and neither the Seller nor any of its Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by any of the Purchaser or any of its Affiliates in connection with the transaction contemplated by this Agreement.

                                   ARTICLE V

                                   COVENANTS

                  Section 5.1 Efforts and Actions to Cause the Consummation of the Transaction.

                  (a) Prior to the Closing, each of the parties shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws), to consummate the Closing as promptly as practicable including, without limitation, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to satisfy those conditions to such parties' obligation to close which are within the control of such party. Further, the parties shall not knowingly take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing not being satisfied, or would make any representation or warranty contained herein inaccurate in any material respect at, or as of any time prior to, the Closing, or that would materially impair the ability of the parties to consummate the Closing in accordance with the terms hereof or materially delay such consummation.

                  (b) Prior to the Closing, each party promptly shall consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transaction contemplated hereby. If any party hereto or any of their respective Affiliates receives a request for additional information or documentary material from any such Person with respect to the transaction contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In addition, at the request of Seller or its representatives, Purchaser from time to time shall provide updates on the status of the items identified as conditions to Closing set forth in Sections 2.4(b)(iii) and (b)(v).

                  Section 5.2 Post-Closing Cooperation. In case at any time after the Closing any further action is reasonably necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers, members or directors to take, all such reasonably necessary, proper or advisable actions.

                                  ARTICLE VI

                                  TERMINATION

                  (a) Termination. This Agreement may be terminated at any time by the mutual written consent of the Purchaser and the Seller or by either the Purchaser or the Seller on or after the Termination Date (as it may be extended), if the Closing shall not have theretofore occurred and the failure of the Closing to occur is not solely the result of a material breach of a representation, warranty or covenant by the party seeking such termination.

                                  ARTICLE VII

                                   RESERVED


                                 ARTICLE VIII

                                 MISCELLANEOUS

                  Section 8.1 Expenses. Each party shall pay its own expenses in connection with this Agreement and the transaction contemplated hereby.

                  Section 8.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by each of the parties hereto.

                  Section 8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing, shall be sent by facsimile transmission (with a hard copy to follow by overnight delivery) or overnight delivery and shall be deemed to have been given, when received or which receipt is refused:

                  (a) If to the Purchaser, addressed as follows:

                  Emeritus Corporation
                  3131 Elliott Avenue
                  Suite 500
                  Seattle, Washington 98121
                  Attention: Raymond R. Brandstrom
                  Telephone No.: (206) 298-2909
                  Facsimile No.: (206) 301-4500

                  with a copy to:

                  Perkins Coie LLP
                  1201 Third Avenue
                  Seattle, Washington 98101
                  Attention: Michael E. Stansbury, Esq.
                  Telephone No.: (206) 583-8771
                  Facsimile No.: (206) 583-8500

                  And with copy to:

                  The Nathanson Group PLLC
                  1520 Fourth Avenue, Sixth Floor
                  Seattle, Washington 98101
                  Attention: Randi S. Nathanson, Esq.
                  Telephone No.: (206) 623-6239
                  Facsimile No.: (206) 623-1738

                  (b) If to Seller, addressed as follows:

                  Merit Partners, LLC
                  c/o NorthStar Capital Investment Corp.
                  527 Madison Avenue
                  New York, New York 10022
                  Attention: Richard J. McCready
                  Telephone No.: (212) 319-2623
                  Facsimile No.: (212) 319-4557

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036-6522
                  Attention: Randall H. Doud
                  Telephone No.: (212) 735-2524
                  Facsimile No.: (212) 735-2000

                  or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

                  Section 8.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

                  Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 8.6 Interpretation. Consummation of the transaction contemplated herein by a party with knowledge of any breach of or inaccuracy in any representation, warranty or covenant or the other party, shall be deemed a waiver of the closing party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

                  Section 8.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  Section 8.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, legal representatives, successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party hereto without the written consent of each other party hereto.

                  Section 8.9 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective estates, heirs, successors, Affiliates and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement other than Article V shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

                  Section 8.10 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transaction referred to herein shall be made by the Purchaser, the Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the Purchaser and the Seller, in any case, as to form, content, timing and manner of distribution or publication.

                  Section 8.11 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby.

                  Section 8.12 Remedies. In the event of a breach by Seller of its obligations hereunder with respect to the sale of the Preferred Shares, Purchaser shall have the right to terminate this Agreement and demand the return of the Deposit or to seek specific performance of Seller's obligations hereunder. In the event of a breach by Seller of its obligation under Section 2.2(b) to return the Deposit upon the occurrence of either of the events described therein, Purchaser shall have the right to seek specific performance of Seller's obligation thereunder. In the event of a breach by Purchaser of its obligations hereunder, Seller's sole remedy shall be to retain the Deposit and the same shall thereafter be applied to the Accrued Dividends in accordance with the provisions of Section 2.2 hereof.

                  Section 8.13 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior correspondence, agreements, arrangements and understandings among the parties.

                  Section 8.14 Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City of New York, New York, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to a federal court in New York, New York); and (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum.

                           [Signature Page Follows]


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                   EMERITUS CORPORATION,
                                   a Washington corporation


                                   By: /s/ Raymond R. Brandstrom
                                   Name:  Raymond R. Brandstrom
                                   Title: Vice President of Finance



                                   MERIT PARTNERS, LLC, a New York limited
                                   liability company

                                   By:  NorthStar Partnership, L.P., a
                                        Delaware limited partnership

                                   Its: Sole Member

                                        By: NorthStar Capital Investment Corp.,
                                            a Maryland corporation

                                        Its: General Partner

                                             By: /s/ Richard J. McCready
                                             Name: Richard J. McCready
                                             Title: